EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ICAHN ACCEPTS TENDERED CVR ENERGY SHARES
AND SUBSEQUENT OFFERING PERIOD COMMENCES

Contact: Susan Gordon, (212) 702-4309

New York, New York, May 7, 2012 - Carl C. Icahn today announced that, as of 11:59 p.m., New York City time, on May 4, 2012, 48,112,317 shares of common stock of CVR Energy, Inc. were validly tendered pursuant to the offer by his affiliates to acquire CVR for $30 per share plus a contingent value right. As all of the terms and conditions of the offer have been satisfied, Mr. Icahn's affiliates have accepted for payment all of the tendered shares, which represent approximately 63% of all CVR shares held by shareholders unaffiliated with Mr. Icahn. Upon the purchase of these shares, which will occur today, the Icahn group will own approximately 69% of CVR's outstanding shares.

Mr. Icahn also announced today that the subsequent offering period for the offer has commenced and will expire at 11:59 p.m., New York City time, on May 18, 2012. During the subsequent offering period, holders of CVR common stock who did not tender their shares during the initial offer period may tender their shares and receive the same consideration of $30 per share plus a contingent value right that was offered during the initial offer period. Mr. Icahn's affiliates will immediately accept and promptly pay, on a first-come, first-served basis, for all CVR shares as they are tendered during the subsequent offering period .

In accordance with the terms of the previously announced Transaction Agreement between Mr. Icahn and CVR, upon the purchase of the tendered shares today, seven members of CVR's nine-member Board of Directors will be replaced automatically with seven individuals nominated by Mr. Icahn.

Mr. Icahn stated: “We are pleased with the results of our tender offer and are excited to have CVR join the Icahn Enterprises family. We look forward to working together with the CVR team.”

Shareholders with questions about the tender offer may call D.F. King & Co., Inc. , the Information Agent, toll-free at 800-347-4750 (banks and brokers call 212-269-5550).

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NOTICE TO INVESTORS

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE TENDER OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED FEBRUARY 23, 2012 AND RELATED DOCUMENTS THAT CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES DISTRIBUTED TO HOLDERS OF COMMON STOCK OF CVR ENERGY, INC. AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") AS EXHIBITS TO THEIR SCHEDULE TO. HOLDERS OF COMMON STOCK SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON STOCK MAY OBTAIN A FREE COPY OF THE SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS FROM THE SEC AT THE SEC'S WEB SITE AT WWW.SEC.GOV .